Exhibit 14.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deswell Industries, Inc.
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-110236 and 333-130738) of Deswell Industries, Inc. (the “Company”) of our report dated June 28, 2007, relating to the consolidated financial statements, appearing in the Company’s Form 20-F for the year ended March 31, 2007.
/s/ BDO McCabe Lo Limited
BDO McCabe Lo Limited
Hong Kong, July 31, 2007